Exhibit 9

FORM OF LOCK-UP AGREEMENT

February   , 2006

MERRILL LYNCH & CO.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

as Representative of the several Underwriters to be
named in the within mentioned Purchase Agreement

4 World Financial Center
New York, New York  10080

Re:                     Proposed Public Offering by Coinmach Service Corp.

Ladies and Gentlemen:

The undersigned, a securityholder of Coinmach Service Corp., a Delaware corporation (the “Company”), understands that Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) propose to enter into a Purchase Agreement (the “Purchase Agreement”) with the Company providing for the public offering of the Company’s Class A common stock, par value $0.01 per share.  In recognition of the benefit that such an offering will confer upon the undersigned as a securityholder the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Purchase Agreement that, during a period of 90 days from the date of the Purchase Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any of the Company’s Income Deposit Securities, common stock or notes or any securities convertible into or exchangeable or exercisable for the Company’s Income Deposit Securities, common stock or notes, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file, or cause to be filed, any registration statement under the Securities Act of 1933, as amended (the “1933 Act”), with respect to any of the foregoing (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of common stock, in cash or otherwise; provided, that the foregoing restrictions shall not prevent (i) the repurchase by the Company from GTCR Capital Partners, L.P. of up to an aggregate of 2,199,413 shares of its Class A common stock, at a repurchase price not greater than the public offering price of the Class A common stock offered pursuant to the Purchase Agreement, net of any underwriting discounts and commissions, (ii) the repurchase by the Company of shares of its Class B common stock (to the extent permitted under the indenture governing the Company’s 11% Senior Secured Notes due 2024 (the “11% Notes”)) with the net proceeds from any exercise of the underwriters’ overallotment option granted in the Purchase Agreement, at a repurchase price not greater than the public offering price of the Class A common stock offered pursuant to the Purchase Agreement, net of any underwriting discounts and commissions and (iii) the tender of 11% Notes pursuant to the terms of the Company’s Offer to Purchase and Consent Solicitation Statement, dated January 5, 2006, and Amendment and Supplement to Offer to Purchase and Consent Solicitation Statement, dated January 17, 2006.

Notwithstanding the foregoing, if:

(1)                                  during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2)                                  prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this lock-up agreement (this “Lock-Up Agreement”) continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merrill Lynch waives, in writing, such extension.

The undersigned hereby acknowledges and agrees that written notice of any extension of the Lock-Up Period pursuant to the previous paragraph will be delivered by Merrill Lynch to the Company (in accordance with Section 12 of the Purchase Agreement) and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned.  The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Notwithstanding the foregoing and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch, (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or (iii) as a distribution to members, limited partners or stockholders of the undersigned or to the undersigned’s “affiliates” (as such term is defined in Rule 501 under the 1933 Act) or to any investment fund or other entity controlled or managed by the undersigned; provided that (1) Merrill Lynch receives a signed Lock-Up Agreement for the balance of the Lock-Up Period from each donee, trustee, distributee or transferee, as the case may be; (2) any such transfer shall not involve a disposition for value; (3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise; and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfer;

For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Purchase Agreement does not become effective, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Lock-Up Agreement.

The undersigned understands that Merrill Lynch is entering into the Purchase Agreement and proceeding with the offering in reliance upon this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

By:
Name:
Its: